EXHIBIT NO. 10.20

SECOND AMENDMENT TO THE CHEESECAKE FACTORY INCORPORATED
EXECUTIVE SAVINGS PLAN

        This Second Amendment to The Cheesecake Factory Incorporated Executive Savings Plan, is effective as of October 1, 2001.

A. RECITALS

1.	The Cheesecake Factory Incorporated (the “Company”) established an unfunded deferred compensation plan entitled The Cheesecake Factory Executive Savings Plan, with an effective date of October 1, 1999.

2.	The Company amended The Cheesecake Factory Executive Savings Plan, by a First Amendment, effective December 1, 2000 (collectively, the “Plan”).

3.	All capitalized terms used in this Second Amendment shall have the meaning given such term in the Plan.

4.	The Administrative Committee of the Plan, by unanimous decision, desires to further amend the Plan, effective October 1, 2001, in order to clarify, amend and provide (a) an increase in the Salary eligibility requirements and maximum Salary deferral for Participants; (b) reduce the minimum Salary and Bonus deferral for newly Eligible Employees, pro rata, based upon the number of full calendar months remaining in the Plan Year during which such employee first becomes eligible; (c) in the event a hardship withdrawal request is authorized by the Administrative Committee, the Participant granted such withdrawal request is precluded from contributing to the Plan for the reminder of the Plan Year during which the withdrawal is made; (d) the date upon which a distribution to a terminated Employee shall be made (other than in the case of death or disability); and (e) the form of distributions available upon the death of a Participant.

B. AMENDMENT The Plan is hereby amended in the following respects:

1.	Section 1.2 (j). Section 1.2(j) of the Plan is deleted in its entirety and replaced by the following:

1.2(j) Eligible Employee shall mean a member of the Board of Directors, an employee of the Company who earns an annual base salary in excess of $85,000 (which sum may be adjusted from time to time by the Committee) or who is a member of a select group of management or highly compensated employees of that Company and eligible to participate in the Plan by decision of the Committee, and all General Managers and Executive Kitchen managers of full-service restaurants, regardless of base salary. Once an employee becomes an Eligible Employee, such employee remains an Eligible Employee regardless if their base salary fails to meet the minimum base salary in any Plan Year. Employees may not elect to participate in the Plan while currently enrolled in the Company’s 401(k) Plan.

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2.	Section 3.1(b)(1). Section 3.1(b)(1) is deleted in its entirety and replaced with the following:

3.1(b)(1) Any whole-number percentage of salary up to twenty-five percent (25%).

3.	Section 3.1(c). Section 3.1(c) is deleted in its entirety and replaced by the following:

3.1 (c) Minimum Deferrals.

(i) The minimum aggregate amount (“Minimum Plan Year Deferral”) that may be deferred by an Eligible Employee during a Plan Year is (1) $2,000 for the Plan’s first Plan Year, and (2) $5,000 for any other Plan Year. Notwithstanding the foregoing, for the first Plan Year after Plan Year 1999 during which an employee becomes an Eligible Employee, the Minimum Plan Year Deferral that may be deferred by such employee shall be reduced to an amount equal to $5000 multiplied by a fraction, the numerator of which is the total number of full calendar months remaining in the Plan Year following the date that such employee first became an Eligible Employee, and the denominator of which is 12. For example, if an employee first becomes an Eligible Employee on May 12th of any Plan Year after 1999, the Minimum Plan Year Deferral applicable to such employee for such Plan Year shall be $2500 (i.e., $5000 multiplied by 6/12).

(ii) In calculating whether or not a Participant has elected to defer a sufficient amount to satisfy the Minimum Plan Year Deferral, an election to defer either Salary and/or Bonus payable for services rendered for such Plan Year (even though such Bonus is not payable until the next Plan Year) may be used to satisfy such Minimum Plan Year Deferral. If a Participant does not elect to defer any Bonus, the Minimum Plan Year Deferral must be satisfied solely by deferred Salary. Accordingly, if less than the Minimum Plan Year Deferral is deferred in Salary, or no Salary is deferred for a Plan Year, and the total amount of the Bonus elected to be deferred with respect to that Plan Year (plus deferred Salary, if any) is determined to be less than the applicable Minimum Plan Year Deferral required for that Plan Year, then no portion of such Bonus shall be deferred. However, the election to defer Salary shall be deemed to be satisfied, even if the total aggregate deferral, after Bonus is determined, is less, in fact, than the Minimum Plan Year Deferral for such year. For example, if a Participant elects to defer $3000 in Salary and ten percent (10%) of Bonus, but ultimately receives Bonus equal to only $10,000 for that Plan Year, the election to defer $3000 in Salary shall be irreversible; however, no Bonus shall be deferred since the aggregate deferral elected by such Participant is less than the Minimum Plan Year Deferral.

(iii) The Administrative Committee shall not be required to accept any election to defer Salary in an amount less than the Minimum Plan Year Deferral if the Participant fails to also elect to defer a portion of Bonus for that Plan Year, such that the aggregate elected deferral of Bonus and Salary is in an amount reasonably anticipated to be sufficient to satisfy the Minimum Plan Year Deferral requirement.

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3.	Section 6.1(b). Section 6.1(b) is deleted in its entirety and replaced with the following:

6.1 (b) In the case of a Participant who terminates employment prior to Retirement Age and prior to satisfaction of the Years of Service condition (and for reasons other than Disability or death), the vested portion of the Participant’s Accounts shall be paid to the Participant in the form of a cash lump sum payment, less applicable employment taxes and withholdings, on or before the later of thirty (30) days after the date of termination of employment or the last day of the calendar quarter in which the date of termination occurs.

4.	Section 6.1(c). Section 6.1(c) of the Plan is deleted in its entirety and replaced with the following:

6.1(c). If a Participant dies, either before or after terminating employment, and regardless whether or not such Participant is receiving installment payments of his or her Accounts at the date of death, the vested balance of such Participant’s Accounts will be distributed to the Participant’s Beneficiary in a lump sum; provided, however, if the remaining vested Account balances at the date of death exceed $50,000, in the aggregate, then the Participant’s beneficiary may petition the Committee, within sixty (60) days of the date of death and prior to the lump sum distribution from such Account(s), to receive the vested balance of the deceased Participant’s account(s) in quarterly installments, over five (5), ten (10), or fifteen (15) years. The Committee, in its sole discretion, may grant or deny such request.

5.	Section 6.3. Section 6.3 is amended by adding the following provision as a new Section 6.3(d):

6.3(d). If a Participant receives a hardship withdrawal under this Section 6.3, the Participant will be ineligible to defer any Salary or Bonus for the balance of the Plan Year in which the hardship withdrawal occurs and will not receive an award of any Company Contribution Amount for that Plan Year.

        Except as herein modified, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this 1st day of October, 2001.

The Cheesecake Factory Incorporated

      By:  /S/ DAVID OVERTON
              —————————————————
                   David Overton

      Its:  President and Chief Executive Officer

      By:  /S/ GERALD W. DEITCHLE
              —————————————————
                   Gerald W. Deitchle

      Its:  Executive Vice President and Chief
              Financial Officer

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